UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2008

New Century Energy Corp.
(Exact name of Registrant as specified in its charter)

Colorado	1311	93-1192725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1770 St. James Place,
Suite 380
Houston, Texas 77056
(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 266-4344

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On or around December 19, 2008, New Century Energy Corp., and its wholly owned subsidiaries, Gulf Coast Oil Corporation and Century Resources, Inc. (collectively the “Company”, “we” and “us”) filed a “Motion Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code for an Order Authorizing the Sale Free and Clear of All Liens, Claims and Encumbrances and for the Assumption and Assignment of Executory Contracts” (the “Motion”) with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”) in connection with the Company’s pending Chapter 11 Bankruptcy proceedings.

The Motion followed the withdrawal of the Company’s previously filed Joint Plan of Reorganization with Laurus Master Fund, Ltd., the Company’s largest creditor (“Laurus”).  The Motion, which was the result of discussions between the Company and Laurus, sought the Court’s approval, pursuant to Sections 105, 363 and 365 of Chapter 11 United States Code (the “Bankruptcy Code”), of:

(i)
the sale at auction of all or substantially all of the Company’s assets, including its cash, oil and gas properties, fixtures, equipment, inventory and office equipment, free and clear of all liens, claims and encumbrances (the “Property” and the “Sale”), free and clear of all liens, claims and encumbrances (with all liens, claims and encumbrances to attach to the proceeds in the same priority and validity that existed on the Property); and pursuant to an asset purchase agreement entered between the Company and the purchaser of the Property;

(ii)	the assumption and assignment of certain executory contracts and unexpired leases;

(iii)	following the auction; approval of the Sale; and

(iv)	other related matters.

The Company believes that the Sale is in the best interests of the Company and will generate the most value for the Property, as the Company (through a consultant) has previously undertaken an eight month long marketing effort to obtain the value of and to create a potential market for the sale of the Property.

Following the Sale of the Property, which will also include rights to all agreements the Company is party to in connection with the Property, the funds raised through the Sale (less certain administrative expenses and professional fees) will be paid to Laurus in full satisfaction of the Company’s outstanding secured debt owed to Laurus, totaling approximately $66 million.

The Sale of the Property will be undertaken at an auction which is currently anticipated to be held on January 27, 2009, at the United States Courthouse in Houston, Texas, as further described in the Motion.  Only those parties who have previously submitted approved qualified Bids in connection with the purchase of the Property (as described below), and have otherwise compiled with the requirements of the Motion, will be eligible to bid at the auction.  The sale of the Property is anticipated to take place no later than 11 days after the date of the auction.

Following the Sale, Laurus’ allowed claims in the pending Bankruptcy will be deemed paid in full and the winning bidder will receive the Property including the right to certain executory contracts in connection with the Property, free and clear of all liens, claims and encumbrances, including any claims, liens, rights or interests of Laurus.

Pursuant to the Motion (which information is subject to the Motion, and is subject to change, and which information the Company assumes no duty to update in any future filings or disclosures, regardless of whether such information is changed in the Motion, any subsequent Motion, by the Court or otherwise), bidders who which to bid at the auction are required to follow the following procedures:

•           Any party who submits a Qualified Bid (as defined below) and who provides financial information to the Company and to Laurus reasonably demonstrating such bidder’s ability to consummate a sale on terms agreeable to the Company and Laurus shall be deemed a “Qualified Bidder.”

• Laurus is automatically deemed a Qualified Bidder, and it may credit bid at the Auction up to the amount of $75 million.

•           Any Qualified Bidder desiring to submit a bid (a “Bid”) for the Property at the auction, must deliver, in writing, its Bid to the Company through their undersigned counsel and financial advisor (with a copy to Laurus’s counsel) at their respective specified addresses such that the Bid is actually received by each of the foregoing persons not later than 12:00 p.m. (Eastern time) on January 23, 2009 (the “Bid Deadline”).

• To be considered, a “Bid” (other than a credit Bid from Laurus) must consist of the following:

•           The Qualified Bidder offers to purchase the Company’s rights and interests in the Property upon the terms and conditions set forth in the form of the Purchase and Sale Agreement approved by the Court (the “Agreement”), marked to show changes to the Agreement, including price;

• The Qualified Bidder’s offer is irrevocable until the earlier of the closing of the sale of the Property or 30 days after the entry of the order approving the proposed Sale of the Property ;

• The bid letter shall be accompanied by:

▪
a deposit in a form acceptable to the Company in the amount of 3% of the Purchase Price payable to the order of Andrews Kurth LLP, as agent for the Company (the “Earnest Money Deposit”) and such deposit shall be deposited into Andrews Kurth LLP’s IOLTA trust account (as provided in the Motion); and

▪	written evidence of a commitment for financing or other evidence of ability to consummate the proposed Sale; and

• Unless waived by the Company and Laurus, the Company will consider a bid from a Qualified Bidder only if the bid:

▪	is on terms that in the Company’ reasonable business judgment, are not materially more burdensome or conditional than the terms of the Agreement;

▪	is not conditioned on obtaining financing or on the outcome of unperformed due diligence by the Qualified Bidder;

▪	does not request or entitle the bidder to any break-up fee, termination fee, expense reimbursement or similar type of payment;

▪	provides for the purchase of all of the Company’ rights and interests in the Property and only the Property to be purchased under the Agreement;

▪	in the Company’ good faith opinion, is likely to receive all necessary federal and state regulatory approvals;

▪	Provides for a closing of the sale of the Property no later than eleven (11) days after the close of the Auction; and

▪	is received by the Bid Deadline.

•           A bid received from a Qualified Bidder that meets the above requirements is a “Qualified Bid.”  A Qualified Bid will be valued based upon factors such as net value provided by such bid and the likelihood and timing of consummation.

•           Bidders and all other entities shall keep Bids confidential, with access restricted to the Company and Laurus, and any of their respective professionals.  The Company and Laurus may request additional information from a bidder (whether previously qualified or not) in order to evaluate the bidder’s ability to consummate a transaction and to fulfill its obligations in connection therewith, and such bidder shall be obligated to provide such information as a precondition to participating further in the auction.

•           Only Qualified Bids shall be considered at the auction.  The auction shall be conducted by the Company or their representatives and shall commence on January 27, 2009, at 9:30 a.m. at United States Courthouse, Courtroom 400, 515 Rusk Ave, Houston, Texas  77002.

•           If at least one Qualified Bid has been received, the Company may conduct an auction in accordance with the terms below.  Only Qualified Bidders will be eligible to participate at the auction.  At least two (2) business days prior to the auction, each Qualified Bidder who has submitted a Qualified Bid must inform the Company whether it intends to participate.

•           At the auction, only the Qualified Bidders who have submitted Qualified Bids in attendance at the start of the auction shall be entitled to make any additional bids.  The additional bids will be made and received in one room, on an open basis, and all other bidders shall be entitled to be present for all bidding with the understanding that the true identity of each bidder (including such bidder’s ultimate parent) shall be fully disclosed to all other bidders and that all material terms of each bid will be fully disclosed to all other bidders throughout the entire auction.

•           At the auction, the first increase in bids following receipt of a Qualified Bid shall be no less than $250,000.  Subsequent bids shall be increased by no less than $100,000.  Bidding at the auction shall continue until such time as the highest and best offer is determined.

•           At the conclusion of the auction, Company, upon Laurus’s consent or approval, will select the bid that they determine to be the highest and best offer for the Property (the “Winning Bid”).  Company shall file a notice with the Court of such election and present the Winning Bid to the Court for approval.  The party that submits the Winning Bid shall be referred to as the “Winning Bidder.”  Unless and to the extent otherwise agreed by the Company, the Winning Bidder will execute binding definitive agreements for the entire transaction before the auction is adjourned.

•           Within 30 business days after a Winning Bid has been selected and the Proposed Sale of the Property has been approved by the Court, the Earnest Money Deposits of the Qualified Bidders who are not the Winning Bidder shall be returned, provided such Qualified Bidder has not appealed from the order approving the proposed Sale of the Property.  However, nothing in these bidding procedures is intended to confer standing for any bidder to appeal where no such standing exists.

• The Company shall apply the deposit of the Winning Bidder to the purchase price of the Property at the Closing.

•           In the event a bidder submitting a Qualified Bid or competing proposal is accepted following the conclusion of the auction (as determined by the Company and approved by the Court), and such high bidder fails to consummate the proposed transaction by the required closing date due to a breach by such high bidder, the deposit shall be forfeited to the Company (but not as liquidated damages, the Company herein reserving the right to pursue all remedies that may be available to them), and the Company may, subject to Laurus’s written consent, consummate the proposed transaction with the next highest bidder at the final price bid by such bidder at the auction (or, if such bidder is unable to consummate the transaction at such price, the Company may, subject to Laurus’s written consent, consummate the transaction with the next highest bidder, and so forth), all at the Company’ option (i.e., the Company are not obligated to take the next highest bid).  The agreement with the highest bidder shall be deemed in full force and effect through the date of the closing of the Sale.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW CENTURY ENERGY CORP.
Date: January 12, 2009	By:	/s/ Edward DeStefano
Edward DeStefano
Chief Executive Officer